Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact:	Ken Hastings
(425) 468-7530
ken.hastings@paccar.com

FOR IMMEDIATE RELEASE

PACCAR Achieves Excellent Quarterly Revenues and Earnings

Strong Truck Deliveries and Aftermarket Sales Drive Results

October 22, 2019, Bellevue, Washington – “PACCAR reported excellent revenues and net income for the third quarter of 2019,” said Preston Feight, chief executive officer. “PACCAR’s third quarter results reflect strong global truck production and excellent global aftermarket parts results. I am very proud of our employees who have delivered industry-leading trucks, powertrains and transportation solutions to our customers.”

PACCAR achieved net income of $607.9 million ($1.75 per diluted share) in the third quarter of this year, 11% higher than the net income of $545.3 million ($1.55 per diluted share) earned in the same period last year. Third quarter net sales and financial services revenues were $6.37 billion, 11% higher than the $5.76 billion reported in the third quarter of 2018.

Net sales and financial services revenues for the first nine months of 2019 were $19.48 billion compared to $17.22 billion last year. PACCAR earned $1.86 billion ($5.34 per diluted share) for the first nine months of 2019 compared to $1.62 billion ($4.59 per diluted share) in the same period last year. PACCAR achieved an excellent 9.5% after-tax return on revenues in the third quarter and the first nine months of 2019.

Feight added, “PACCAR achieved a strong 14.9% Truck, Parts and Other gross margin in the third quarter and year-to-date, benefiting from good pricing, production efficiency and rigorous cost controls. We anticipate that 2020 will be another good year with a normal replacement truck market and strong demand for PACCAR’s premium products.”

Kenworth T880 Truck

PACCAR Repurchases Common Shares

PACCAR repurchased 832,800 common shares for $53.6 million in the third quarter. Stock repurchases of $430.5 million remain under the current $500 million program authorized by the PACCAR Board of Directors. “The stock repurchase program reflects PACCAR’s ongoing excellent business performance and the Board’s confidence in PACCAR’s future opportunities,” said Mark Pigott, PACCAR executive chairman.

Financial Highlights – Third Quarter 2019

Highlights of PACCAR’s financial results for the third quarter of 2019 include:

•	Consolidated sales and revenues of $6.37 billion.
•	Net income of $607.9 million, an after-tax return on revenues of 9.5%.
•	PACCAR Parts pre-tax income of $207.4 million.
•	Financial Services pre-tax income of $66.5 million.
•	Manufacturing cash and marketable securities of $4.64 billion.
•	Cash generated from operations of $727.1 million.
•	Record stockholders’ equity of $9.96 billion.

Financial Highlights – Nine Months 2019

Highlights of PACCAR’s financial results for the first nine months of 2019 include:

•	Record consolidated sales and revenues of $19.48 billion.
•	Record net income of $1.86 billion.
•	PACCAR Parts pre-tax income of $625.6 million.
•	Financial Services pre-tax income of $230.8 million.
•	Cash generated from operations of $1.92 billion.
•	Medium-term note issuances of $2.04 billion.

Global Truck Markets

Class 8 truck industry retail sales for the U.S. and Canada are expected to be in a range of 310,000-320,000 vehicles in 2019, the second highest market in history. “Class 8 truck industry retail sales in 2020 for the U.S. and Canada are estimated to be in a range of 230,000-260,000 vehicles, a solid replacement vehicle market. Good U.S. economic growth, 50-year-low unemployment and strong consumer spending are generating freight tonnage growth of 4.2% this year,” said Gary Moore, PACCAR executive vice president. “The superior operating performance of Peterbilt and Kenworth trucks enhances our customers’ profitability.”

“Customers recognize DAF’s product quality leadership, industry-leading fuel efficiency, low operating costs and excellent resale value,” said Harry Wolters, DAF president. “DAF’s above 16-tonne market share was a strong 16.4% through the first three quarters of this year.” It is estimated that European truck industry registrations in the above 16-tonne segment will be in the range of 310,000-320,000 units this year, one of the best markets in history. The 2020 truck market is expected to be in the range of 260,000-290,000 trucks.

The South American above 16-tonne truck market is projected to be in a range of 95,000-105,000 vehicles this year, and in a range of 100,000-110,000 trucks in 2020. “Customer demand for DAF and Kenworth trucks has resulted in a 79% increase in deliveries in South America this year,” said Marco Davila, PACCAR vice president. The Brasilian portion of the above 16-tonne truck market is projected to be in the range of 65,000-75,000 vehicles in 2019, and a range of 70,000-80,000 trucks in 2020.

PACCAR Parts Achieves Excellent Profits and Opens New TRP Stores

PACCAR Parts achieved outstanding pre-tax profit of $207.4 million in the third quarter of 2019, 10% higher than the $188.5 million earned in the third quarter of 2018. Third quarter 2019 revenues were $1.00 billion, 4% higher than the $960.1 million achieved in the third quarter last year. PACCAR Parts achieved pre-tax profit of $625.6 million in the first nine months of 2019, compared to $574.8 million in the first nine months of 2018. PACCAR Parts’ nine-month revenues were $3.03 billion, compared to $2.87 billion for the same period last year. David Danforth, PACCAR vice president and PACCAR Parts general manager, noted, “PACCAR Parts’ outstanding financial results have been driven by investments in new parts distribution centers (PDCs), innovative programs such as national fleet services, e-commerce and a growing population of PACCAR MX engines. PACCAR Parts’ new 250,000 square-foot PDC in Las Vegas, Nevada, and 160,000 square-foot PDC in Ponta Grossa, Brasil, will open in 2020.”

TRP Store in Packenham, Australia

DAF, Kenworth and Peterbilt dealers have opened nearly 200 TRP retail stores, which provide high quality aftermarket products and services to owners of all makes of light-, medium- and heavy-duty trucks, trailers, buses and engines. TRP stores are located close to customers in order to provide fast delivery, comprehensive parts selection and technical expertise for all brands of trucks. Fifty percent of the customers at TRP stores are new to PACCAR. The first TRP store opened in 2013, and there are now retail stores in Europe, North America, South America, Australia, Asia and Africa. “TRP stores increase the aftermarket parts opportunity available to PACCAR and its dealers,” commented Darrin Siver, PACCAR senior vice president.

Capital Investment and Research and Development

PACCAR’s excellent long-term profits, strong balance sheet and intense focus on quality have enabled the company to invest $6.6 billion in new and expanded facilities, innovative products and new technologies during the past decade. Capital investments are estimated to be $675-$725 million and research and development expenses are expected to be $325-$335 million in 2019. PACCAR estimates that it will invest $625-$675 million in capital projects and $320-$350 million in research and development expenses in 2020.

“The company is investing in aerodynamic truck models, integrated powertrains including diesel, electric, hybrid, and hydrogen fuel cell technologies, as well as advanced driver assistance systems, digital services and next-generation manufacturing capabilities,” said Harrie Schippers, PACCAR president and chief financial officer.

The DAF CF Electric truck was honored as the “Green Truck Logistics Solution” for 2019 at the Transport Logistic trade fair in Munich, Germany by the leading German trade magazines VerkehrsRundschau and TRUCKER. The prestigious award recognizes the deployment of advanced technologies for innovative, sustainable logistics. The Port of Duisburg in Germany is testing DAF CF Electric trucks in its operations.

PACCAR Earns Diversity Award

Kenworth, Peterbilt and PACCAR Parts were each honored by the Women In Trucking Association (WIT) as a “Top Company to Work for.” The recognition was for having a culture that fosters gender diversity as well as providing employees with an excellent work environment. WIT is a nonprofit organization that encourages the employment and promotes the accomplishments of women in the trucking industry.

Financial Services Companies Achieve Good Results

PACCAR Financial Services (PFS) offers competitive retail financing to Peterbilt, Kenworth and DAF dealers and customers. PFS has a portfolio of 205,000 trucks and trailers, with record total assets of $15.61 billion. PacLease, a major full-service truck leasing company in North America and Europe, with a fleet of 39,000 vehicles, is included in this segment.

PFS achieved good profits during the third quarter and first nine months of 2019. PFS earned $66.5 million in the third quarter this year compared to $78.8 million earned in the same period last year. Third quarter 2019 revenues were $362.8 million compared to $339.9 million in the same quarter of 2018. For the nine-month period, PFS pre-tax income was $230.8 million in 2019 compared to $218.7 million last year. Nine-month revenues were $1.07 billion in 2019 compared with $1.01 billion for the same period a year ago. “PFS’ high quality portfolio delivers excellent profits to PACCAR and benefits dealers in new and used truck transactions,” said Todd Hubbard, PACCAR vice president. “Kenworth and Peterbilt truck resale values command a 10-15% premium over competitors’ trucks.”

PACCAR Financial Used Truck Center

“PFS provides leading-edge technology solutions, excellent customer service and dedicated support to the transportation industry. Kenworth, Peterbilt and DAF dealers and customers appreciate the ease of doing business with PFS,” said Craig Gryniewicz, PACCAR Financial Corp. president. PACCAR’s strong balance sheet, complemented by its A+/A1 credit ratings, enables PFS to have excellent access to the commercial paper and medium-term note markets. PFS profitably supports the sale of PACCAR trucks in 25 countries on four continents.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced diesel engines, provides financial services and information technology, and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss third quarter earnings on October 22, 2019, at 9:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Q3 Earnings Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through October 29, 2019. PACCAR shares are listed on the NASDAQ Global Select Market, symbol PCAR. Its homepage is www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

PACCAR Inc

SUMMARY STATEMENTS OF OPERATIONS

(in millions except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018	2019	2018
Truck, Parts and Other:
Net sales and revenues	$6,004.2	$5,416.9	$18,408.8	$16,205.9
Cost of sales and revenues	5,106.8	4,653.6	15,665.6	13,836.4
Research and development	82.2	72.9	243.0	225.6
Selling, general and administrative	136.8	124.2	413.5	388.3
Interest and other (income), net	(11.6)	(7.4)	(31.7)	(42.5)

Truck, Parts and Other Income Before Income Taxes	690.0	573.6	2,118.4	1,798.1

Financial Services:
Revenues	362.8	339.9	1,073.7	1,010.1
Interest and other	254.9	227.5	729.3	686.4
Selling, general and administrative	35.8	29.3	101.8	90.2
Provision for losses on receivables	5.6	4.3	11.8	14.8

Financial Services Income Before Income Taxes	66.5	78.8	230.8	218.7
Investment income	21.1	16.4	62.2	41.0

Total Income Before Income Taxes	777.6	668.8	2,411.4	2,057.8
Income taxes	169.7	123.5	554.8	440.8

Net Income	$607.9	$545.3	$1,856.6	$1,617.0

Net Income Per Share:
Basic	$1.75	$1.55	$5.35	$4.60
Diluted	$1.75	$1.55	$5.34	$4.59

Weighted Average Shares Outstanding:
Basic	346.6	350.7	346.9	351.6
Diluted	347.2	351.5	347.6	352.5

Dividends declared per share	$.32	$.28	$.96	$.81

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	September 30	December 31
	2019	2018
ASSETS
Truck, Parts and Other:
Cash and marketable debt securities	$4,643.0	$4,299.6
Trade and other receivables, net	1,729.0	1,314.4
Inventories, net	1,292.6	1,184.7
Property, plant and equipment, net	2,690.8	2,480.9
Equipment on operating leases and other, net	1,797.8	1,803.2
Financial Services Assets	15,614.5	14,399.6

	$27,767.7	$25,482.4

LIABILITIES AND STOCKHOLDERS' EQUITY
Truck, Parts and Other:
Accounts payable, deferred revenues and other	$5,557.8	$5,710.9
Financial Services Liabilities	12,247.2	11,178.6
STOCKHOLDERS' EQUITY	9,962.7	8,592.9

	$27,767.7	$25,482.4

Common Shares Outstanding	345.7	346.6

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

Nine Months Ended September 30,	2019	2018
OPERATING ACTIVITIES:
Net income	$1,856.6	$1,617.0
Depreciation and amortization:
Property, plant and equipment	243.1	255.6
Equipment on operating leases and other	549.3	538.8
Net change in trade receivables, inventory and payables	(170.3)	(252.8)
Net increase in wholesale receivables on new trucks	(472.8)	(375.0)
All other operating activities, net	(89.3)	143.6

Net Cash Provided by Operating Activities	1,916.6	1,927.2

INVESTING ACTIVITIES:
Payments for property, plant and equipment	(387.2)	(334.5)
Acquisitions of equipment for operating leases	(1,038.4)	(1,078.4)
Net increase in financial services receivables	(519.0)	(695.6)
Net (increase) decrease in marketable debt securities	(90.6)	343.2
Proceeds from asset disposals and other	478.7	488.8

Net Cash Used in Investing Activities	(1,556.5)	(1,276.5)

FINANCING ACTIVITIES:
Payments of cash dividends	(1,027.8)	(706.6)
Purchases of treasury stock	(110.2)	(153.2)
Proceeds from stock compensation transactions	33.8	13.2
Net increase in debt and other	1,015.5	782.9

Net Cash Used in Financing Activities	(88.7)	(63.7)
Effect of exchange rate changes on cash	(37.8)	(37.7)

Net Increase in Cash and Cash Equivalents	233.6	549.3
Cash and cash equivalents at beginning of period	3,435.9	2,364.7

Cash and cash equivalents at end of period	$3,669.5	$2,914.0

PACCAR Inc

SEGMENT AND OTHER INFORMATION

(in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018	2019	2018
Sales and Revenues:
Truck	$4,977.4	$4,429.4	$15,296.6	$13,250.2
Parts	1,000.9	960.1	3,031.0	2,868.0
Financial Services	362.8	339.9	1,073.7	1,010.1
Other	25.9	27.4	81.2	87.7

	$6,367.0	$5,756.8	$19,482.5	$17,216.0

Pretax Profit:
Truck	$481.5	$391.0	$1,509.2	$1,220.2
Parts	207.4	188.5	625.6	574.8
Financial Services	66.5	78.8	230.8	218.7
Investment Income and Other	22.2	10.5	45.8	44.1

	$777.6	$668.8	$2,411.4	$2,057.8

GEOGRAPHIC REVENUE

(in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018	2019	2018
United States and Canada	$4,405.9	$3,844.3	$12,819.0	$10,945.1
Europe	1,305.2	1,259.5	4,550.5	4,346.1
Other	655.9	653.0	2,113.0	1,924.8

	$6,367.0	$5,756.8	$19,482.5	$17,216.0

NEW TRUCK DELIVERIES

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018	2019	2018
United States and Canada	31,700	28,400	90,600	78,500
Europe	12,700	14,300	45,300	45,800
Other	4,900	5,100	17,200	14,400

	49,300	47,800	153,100	138,700